Exhibit 10.9

MSC.Software Corporation

SUPPLEMENTAL RETIREMENT

AND

DEFERRED COMPENSATION PLAN

Amended and Restated Effective as of December 11, 2008

MSC.SOFTWARE CORPORATION

Supplemental Retirement and Deferred Compensation Plan

TABLE OF CONTENTS

ARTICLE I—INTRODUCTION	1

ARTICLE II—DEFINITIONS	1

ARTICLE III—ELIGIBILITY	5
3.1 General Rules	5
3.2 Level A Supplemental Benefit	5
3.3 Level B Supplemental Benefit	5
3.4 401(k) Supplemental Benefit	5
3.5 Deferral Benefit	5

ARTICLE IV—BENEFITS	6
4.1 Level A Supplemental Benefit	6
4.2 Level B Supplemental Benefit	6
4.3 401(k) Supplemental Benefit	6
4.4 Deferral Benefit	6
4.5 Vesting	7

ARTICLE V—PARTICIPANT ACCOUNTS	7
5.1 Establishment of Accounts	7
5.2 Credits, Charges and Expenses	8
5.3 Earnings Tied to Investment Vehicles	8
5.4 Account Statements	8

ARTICLE VI—DISTRIBUTIONS	8
6.1 Hardship Distributions	8
6.2 In-Service Deferral Benefit Distributions	9
6.3 Death Distributions	10
6.4 Termination and Retirement Distributions	10
6.5 Cash Payments Only	10
6.6 Specified Employees	10

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6.7 Liability for Payment	11

ARTICLE VII—ADMINISTRATION	11
7.1 Plan Administrator	11
7.2 Amendment and Termination	11
7.3 Indemnification	12
7.4 Claims Procedure	12

ARTICLE VIII—FUNDING	13
8.1 Funding	13
8.2 Nonalienation	13
8.3 Limitation of Rights	13
8.4 Governing Law	13
8.5 Tax Withholding	14
8.6 Section 409A	14

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MSC.Software Corporation

Supplemental Retirement and Deferred Compensation Plan

ARTICLE I

INTRODUCTION

MSC.Software Corporation hereby establishes the MSC.Software Corporation Supplemental Retirement and Deferred Compensation Plan, effective as of January 1, 1994 and amended and restated effective as of December 11, 2008, for the purpose of providing certain of its employees with the opportunity to defer the receipt of compensation. MSC.Software Corporation intends to maintain this plan primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees within the meaning of §§201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended. The provisions of this plan, including any appendices that may be attached, shall be interpreted in a manner consistent with these purposes and intentions and consistent with Section 8.6.

ARTICLE II

DEFINITIONS

The terms set forth below have the indicated meanings unless a contrary meaning is plainly intended by the context.

401(k) Plan means the MSC.Software Corporation Retirement Plan, as amended from time to time.

401(k) Supplemental Benefit means a benefit provided under Section 4.3.

Account means the total of all Level A Supplemental Benefits, Level B Supplemental Benefits, 401(k) Supplemental Benefits and Deferral Benefits credited with respect to a Participant under Article IV, in each case as appropriately adjusted for earnings and distributions made in accordance with the Plan.

Beneficiary means the individual(s) or entity, last designated by a Participant (or otherwise under this section) to receive any benefit payable upon the death of the Participant. A Beneficiary designation must be signed by the Participant and delivered to the Plan Administrator on such form as specified by the Plan Administrator. In the absence of a valid or effective Beneficiary designation, the Beneficiary will be the Participant’s surviving spouse, or if there is no surviving spouse, the Participant’s estate. The spouse of a married Participant must consent irrevocably in writing if, while married to the spouse, the Participant designates a Beneficiary other than the spouse.

Board means the Board of Directors of the Company.

Code means the Internal Revenue Code of 1986, as amended.

Company means MSC.Software Corporation, a corporation organized under the laws of the state of Delaware, and any successor of MSC.Software Corporation.

Compensation Limitation means the annual limitation on compensation, as adjusted, prescribed under Code §401(a)(17).

Deferral Benefit means an amount deferred pursuant to a Deferral Election (and earnings credited hereunder with respect to such amount).

Deferral Compensation means “compensation” as defined under the 401(k) Plan for purposes of determining a Participant’s deferrals under such plan, computed (i) without regard to the Compensation Limitation and (ii) before deduction for Deferral Benefits.

Deferral Election means an election filed by a Participant with the Plan Administrator to defer a portion of the Participant’s Deferral Compensation under the Plan pursuant to Section 4.4.

Eligible Employee means an Employee who meets the eligibility requirements set forth under Section 3.1.

Employee means a common law employee of a Participating Affiliate.

ERISA means the Employee Retirement Income Security Act of 1974, as amended.

Excess Benefit Percentage means that percentage applied to the Participant’s Profit Sharing Compensation in excess of the social security wage base when determining the Participant’s allocation for the Plan Year under the Profit Sharing Plan.

Level A Supplemental Benefit means a benefit provided under Section 4.1.

Level B Supplemental Benefit means a benefit provided under Section 4.2.

Participant means an Eligible Employee or any other person with an Account balance.

Participating Affiliates means, collectively, the Company and each Subsidiary that has elected to adopt the Plan.

Plan means the MSC.Software Corporation Supplemental Retirement and Deferred Compensation Plan, as set forth in this document and as it may be amended from time to time.

Plan Administrator means the administrator of the Plan as described in Section 7.1.

Plan Year means the calendar year.

Profit Sharing Compensation means “compensation” as defined under the Profit Sharing Plan for purposes of determining a Participant’s allocation of the Company’s profit sharing contribution under such plan for the Plan Year, computed (i) without regard to the Compensation Limitation and (ii) before deduction for Deferral Benefits.

Profit Sharing Plan means the MSC.Software Corporation Profit Sharing Plan, an employee pension benefit plan qualified (or intended to qualify) under Code §401(a).

Separation from Service means, as to a particular Participant, a termination of services provided by the Participant to his or her Employer (as defined below), whether voluntarily or involuntarily, as determined by the Plan Administrator in accordance with Section 409A of the Code and Treasury Regulation Section 1.409A-1(h). In determining whether a Participant has experienced a Separation from Service, the following provisions shall apply:

(i) For a Participant who provides services to an Employer as an employee, except as otherwise provided in clause (iii) below, a Separation from Service shall occur when the Participant has experienced a termination of employment with the Employer. A Participant shall be considered to have experienced a termination of employment for this purpose when the facts and circumstances indicate that the Participant and his or her Employer reasonably anticipate that either (A) no further services will be performed by the Participant for the Employer after the applicable date, or (B) that the level of bona fide services the Participant will perform for the Employer after such date (whether as an employee or as an independent contractor) will permanently decrease to no more than 20% of the average level of bona fide services performed by the Participant (whether as an employee or an independent contractor) over the immediately preceding 36-month period (or the full period of services to the Employer if the Participant has been providing services to the Employer less than 36 months). However, if the Participant is on military leave, sick leave, or other bona fide leave of absence, the employment relationship between the Participant and the Employer shall be treated as continuing intact, provided that the period of such leave does not exceed 6 months, or if longer, so long as the Participant retains a right to reemployment with the Employer under an applicable statute or by contract. If the period of a military leave, sick leave, or other bona fide leave of absence exceeds 6 months and the Participant does not retain a right to reemployment under an applicable statute or by contract, the employment relationship shall be considered to be terminated for purposes of the Plan as of the first day immediately following the end of such 6-month period. In applying the provisions of this paragraph, a leave of absence shall be considered a bona fide leave of absence only if there is a reasonable expectation that the Participant will return to perform services for the Employer.

(ii) For a Participant who provides services to an Employer as an independent contractor, except as otherwise provided in clause (iii) below, a Separation from Service shall occur upon the expiration of the contract (or in the case of more than one contract, all contracts) under which services are performed for such Employer, provided that the expiration of such contract(s) is determined by the Committee to constitute a good-faith and complete termination of the contractual relationship between the Participant and such Employer.

(iii) For a Participant who provides services to an Employer as both an employee and an independent contractor, a Separation from Service generally shall not occur until the Participant has ceased providing services for the Employer as both an employee and as an independent contractor, as determined in accordance with the provisions set forth in clauses (i) and (ii) above. Similarly, if a Participant either (A) ceases providing services for an Employer as an independent contractor and begins providing services for such Employer as an employee, or (B) ceases providing services for an Employer as an employee and begins providing services for such Employer as an independent contractor, the Participant will not be considered to have experienced a Separation from Service until the Participant has ceased providing services for such Employer in both capacities, as determined in accordance with clauses (i) and (ii) above.

Notwithstanding the foregoing provisions of this definition, if a Participant provides services for an Employer as both an employee and as a member of its board of directors, to the extent permitted by Treasury Regulation Section 1.409A-1(h)(5), the services provided by the Participant as a director shall not be taken into account in determining whether the Participant has experienced a Separation from Service as an employee, and the services provided by such Participant as an employee shall not be taken into account in determining whether the Participant has experienced a Separation from Service as a director, for purposes of the Plan.

For purposes of this definition of “Separation from Service,” the term “Employer” means the Company or subsidiary of the Company that the Participant last performed services for or was employed by, as applicable, on the date of his or her Separation from Service, and all other entities that are required to be aggregated together and treated as the employer under Treasury Regulation Section 1.409A-1(h)(3).

Specified Employee means a Participant who, as of the date of the Participant’s Separation from Service, is a “specified employee” within the meaning of Treasury Regulation Section 1.409A-1(i).

Subsidiary means any corporation or other entity a majority of whose outstanding voting stock or voting power is beneficially owned directly or indirectly by the Company.

ARTICLE III

ELIGIBILITY

3.1 General Rules. An Employee shall be eligible for benefits under the Plan as an Eligible Employee if (i) his Profit Sharing Compensation for a Plan Year prior to 2004 or his Deferral Compensation for a Plan Year after 2003 is expected to exceed the Compensation Limitation, (ii) he is a member of a select group of management or highly compensated employees as described under §§201(2), 301(a)(3) and 401(a)(1) of ERISA, and (iii) he is selected to participate in the Plan by the Plan Administrator. The Plan Administrator may, however, notify any Employee in writing he shall not be an Eligible Employee, and such Employee shall be treated as not having met the requirements of this paragraph; provided, however, that for purposes of an Employee’s eligibility to defer compensation for a particular Plan Year under Section 4.4, such notification must be made prior to January 1 of such Plan Year (or, if later, the date such Employee first becomes an Eligible Employee). An Eligible Employee shall be eligible only for those benefits for which he qualifies as provided in the following provisions of this Section 3 and only for the period he is an Eligible Employee.

3.2 Level A Supplemental Benefit. An Eligible Employee shall be eligible for a Level A Supplemental Benefit under Section 4.1 provided he (i) is eligible for a profit sharing allocation under the Profit Sharing Plan, (ii) is an Employee on the last day of the Plan Year and (iii) has been designated in writing by the Plan Administrator as being eligible for a Level A Supplemental Benefit.

3.3 Level B Supplemental Benefit. An Eligible Employee shall be eligible for a Level B Supplemental Benefit under Section 4.2 provided he (i) is eligible for a profit sharing allocation under the Profit Sharing Plan, (ii) is an Employee on the last day of the Plan Year and (iii) has not been designated in writing by the Plan Administrator as being eligible for a Level A Supplemental Benefit.

3.4 401(k) Supplemental Benefit. An Eligible Employee shall be eligible for a 401(k) Supplemental Benefit under Section 4.3 provided he (i) is eligible for a matching contribution under the 401(k) Plan, (ii) is an Employee on the last day of the Plan Year and (iii) has been designated by the Plan Administrator as being eligible for a 401(k) Supplemental Benefit.

3.5 Deferral Benefit. Any Eligible Employee shall be eligible to defer compensation for a particular Plan Year under Section 4.4 provided he also is eligible to make a 401(k) deferral election under the 401(k) Plan for that Plan Year.

ARTICLE IV

BENEFITS

4.1 Level A Supplemental Benefit. A Participant eligible for a Level A Supplemental Benefit for a Plan Year shall have his Plan Account credited with an amount equal to (i) 133-1/3% of his Excess Benefit Percentage multiplied by his Profit Sharing Compensation for that Plan Year, minus (ii) his Excess Benefit Percentage multiplied by the amount of compensation actually taken into account for purposes of computing his allocation under the Profit Sharing Plan for that Plan Year. No Level A Supplemental Benefits will be credited under this Plan with respect to any Plan Year after 2003.

4.2 Level B Supplemental Benefit. A Participant eligible for a Level B Supplemental Benefit for a Plan Year shall have his Plan Account credited with an amount equal to his Excess Benefit Percentage multiplied by the difference between (i) his Profit Sharing Compensation for that Plan Year and (ii) the amount of compensation actually taken into account for purposes of computing his allocation under the Profit Sharing Plan for that Plan Year. No Level B Supplemental Benefits will be credited under this Plan with respect to any Plan Year after 2003.

4.3 401(k) Supplemental Benefit. A Participant eligible for a 401(k) Supplemental Benefit for a Plan Year, commencing with the 2004 Plan Year, shall have his Plan Account credited with an amount equal to (i) the matching contribution percentage established by the Board for this Plan for that Plan Year, multiplied by (ii) the Participant’s Deferral Compensation for that Plan Year, minus (iii) the amount of the “Employer Matching Contribution” (as such term is defined in the 401(k) Plan) that the Company would have made to the Participant’s account under the 401(k) Plan for that Plan Year had the Participant made the maximum deferral permitted under applicable tax law to the 401(k) Plan for that Plan Year.

4.4 Deferral Benefit.

(a) General Rule. Any Eligible Employee may elect to defer the receipt of up to 40% of his Deferral Compensation described in subsection (b), that otherwise would be paid to the Employee as salary, a bonus or commissions, under a Deferral Election. Amounts deferred under this subsection shall be credited to the Participant’s Account within 30 days of the date the amount would have been paid to the Participant but for the Participant’s Deferral Election.

(b) Deferral Election. A Participant making an election to defer compensation under subsection (a) shall file a Deferral Election with the Plan Administrator. The Company shall withhold amounts deferred by the Participant in accordance with the Deferral Election. Except as provided in subsections (c) and (d) of this Section 4.4 below, a Deferral Election must be made, on such form and in such manner as prescribed by the Plan Administrator, before the first day of the Plan Year for which the Deferral

Compensation to be deferred is to be earned. A Deferral Election shall be effective for one Plan Year only and shall be irrevocable, except as expressly provided herein. At the time a Participant files a Deferral Election under this Section 4.4(b) or under Section 4.4(c) or 4.4(d), he shall elect the time of distribution (as provided under Section 6.2) of Deferral Benefits attributable to that Deferral Election.

(c) Newly Eligible Employees. An individual who first becomes an Eligible Employee may elect to defer his Deferral Compensation for the remainder of the Plan Year in which he first becomes eligible to participate by filing a Deferral Election with the Plan Administrator within thirty (30) days after he first becomes an Eligible Employee. A Deferral Election filed pursuant to this Section 4.4(c) shall be effective (i) in the case of an election to defer salary or commissions, with respect to salary or commissions for services rendered on or after the first day of the first payroll period commencing after such Deferral Election is received by the Plan Administrator, and (ii) in the case of an election to defer bonuses, with respect to a prorated portion of any bonus paid for services rendered during the Plan Year in which the election is made, such prorated portion to be calculated by multiplying (i) the total bonus paid to the Participant for such Plan Year, by (ii) a fraction, the numerator of which is the number of days remaining in such Plan Year after the date such election is received by the Plan Administrator (or, if later, such Participant’s employment commencement date), and the denominator of which is the number of days remaining in such Plan Year after the first to occur of the Participant’s first becoming eligible to participate in this Plan or the Participant’s date of hire with the Company.

(d) Performance-Based Compensation. Notwithstanding the foregoing provisions, if the Plan Administrator so permits, a Participant may file an election to defer a bonus for a Plan Year that is “performance-based compensation” within the meaning of Section 409A of the Code and regulations promulgated thereunder no later than the date that is six (6) months before the end of that Plan Year, provided that in no event may an election to defer such performance-based compensation be made after such compensation has become both substantially certain to be paid and readily ascertainable.

4.5 Vesting. A Participant’s Account shall be fully vested at all times.

ARTICLE V

PARTICIPANT ACCOUNTS

5.1 Establishment of Accounts. The Plan Administrator shall establish and maintain an Account on behalf of each Participant. Such Accounts will exist primarily for accounting purposes and will not restrict the operation of the Plan or require separate earmarked assets to be allocated to any Account. The establishment of an Account will not give any Participant the right to receive any assets held by the Company or any Participating Affiliate in connection with the Plan or otherwise.

5.2 Credits, Charges and Expenses. The Plan Administrator will credit to a Participant’s Account the amount of any benefit to be credited to the Participant under Article IV as of the date required under Article IV. Amounts credited to an Account which relate to a Deferral Benefit for a particular Plan Year (including any earnings or losses credited with respect to such amount) shall be accounted for separately from any other amount in the Account. Expenses incurred in connection with the administration of the Plan may, at the discretion of the Company, be charged to Participant Accounts on any reasonable basis as determined by the Plan Administrator that does not result in the imputation of any tax, penalty or interest under Section 409A of the Code.

5.3 Earnings Tied to Investment Vehicles. Earnings and losses shall be credited or charged, as the case may be, on the same basis as that of an investment vehicle (e.g. mutual fund) selected by the Participant from a group of investment vehicles designated by the Plan Administrator in advance. The Plan Administrator may change periodically the number, identity or composition of the designated investment vehicles in such manner as the Plan Administrator deems appropriate. The Plan Administrator may credit earnings to an Account by applying a designated investment vehicle’s actual rate of return, whether or not any specified assets were actually invested in such designated investment vehicle.

5.4 Account Statements. The Plan Administrator shall provide a statement of each Participant’s Account as soon as is practicable after the end of each calendar quarter. Neither the Company, nor any other Participating Affiliate, nor the Plan Administrator to any extent warrants, guarantees or represents that the value of any Participant’s Account at any time will equal or exceed the amount previously allocated or contributed to the Account.

ARTICLE VI

DISTRIBUTIONS

6.1 Hardship Distributions.

(a) General Rule. A Participant may request a distribution from the vested portion of his Account for an Unforeseeable Emergency without penalty. Such distribution for an Unforeseeable Emergency shall be subject to approval by the Plan Administrator and may be made only to the extent necessary to satisfy the emergency need (which may include amounts necessary to pay any federal, state or local income taxes or penalties reasonably anticipated to result from the distribution). A distribution for an Unforeseeable Emergency may not be made to the extent that such emergency is or may be relieved (1) through reimbursement or compensation by insurance or otherwise, (2) by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not itself cause severe financial hardship, or (3) by cessation of deferrals under the Plan. The Plan Administrator may require that the Participant provide a written representation that any such distribution satisfies the requirements set forth in this Section 6.1.

(b) Procedures. To obtain an Unforeseeable Emergency distribution the Participant must submit a written request to the Plan Administrator on such form and in such manner as the Plan Administrator prescribes. The request must (i) certify as to the Unforeseeable Emergency and (ii) state whether the Participant requests a withdrawal of all or a portion of his Account to meet the emergency. The Participant’s existing Deferral Election shall automatically terminate upon the Plan Administrator’s approval of the Participant’s distribution pursuant to this Section 6.1. The Participant may make a new Deferral Election for the succeeding Plan Year, subject to the generally applicable provisions of the Plan. An Unforeseeable Emergency distribution shall be made in a single sum cash payment as soon as is practicable after the Plan Administrator approves the Participant’s request.

(c) Definition of Unforeseeable Emergency. For purposes of the Plan, an “Unforeseeable Emergency” with respect to a Participant shall mean a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, the Participant’s Beneficiary or the Participant’s dependent (as defined in Section 152 of the Code, without regard to Section 152(b)(1), (b)(2) and (d)(1)(B)), loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. The circumstances that will constitute an Unforeseeable Emergency will depend upon the facts of each case and in all events must constitute an “unforeseeable emergency” within the meaning of Section 409A of the Code. The purchase of a home and the payment of college tuition would typically not be considered to be Unforeseeable Emergencies.

6.2 In-Service Deferral Benefit Distributions.

(a) In-Service Distribution Election. Subject to Sections 6.3 and 6.4, the portion of a Participant’s Account attributable to Deferral Benefits shall be distributed to the Participant in a single sum no later than thirty (30) days after a date (the “in-service distribution date”) elected by the Participant (as provided in Section 4.4(b)), which in-service distribution date shall be (i) the anniversary date of the effective date of the Deferral Election pursuant to which the Deferral Benefit was deferred, and (ii) not earlier than the fifth (5th) anniversary of such effective date and not later than the tenth (10th) anniversary of such effective date. If the Participant does not make any distribution election for such Deferral Benefits, the Participant shall be deemed to have elected payment of such Deferral Benefits in accordance with Section 6.3 or 6.4, as applicable.

(b) Election Changes. A Participant may change his or her in-service distribution date elected under this Section 6.2 to a later date (but not an earlier date); provided that (1) such a change election must be filed with the Plan Administrator at least one year prior to the original in-service distribution date, (2) such a change election will not be effective until at least one year after the date on which the election is made, (3) except in the case of distributions on account of death or Unforeseeable Emergency, such a change election shall defer the payment date to a date that is not less than five years from the date such payment would have otherwise been made, and (4) such a change election must be made on a form and in a manner prescribed by the Plan Administrator. If a Participant makes more than one such change applicable to a Plan Year’s Deferral Benefits, the Plan Administrator may rely on the most recent election it received at least one year prior to the Participant’s in-service distribution date.

6.3 Death Distributions. The Account of a deceased Participant shall be distributed to the Participant’s Beneficiary in a single sum as soon as is practicable after the Participant’s death (and, subject to the following provisions of this Section 6.3, in no event later than 90 days after the Participant’s death). The Plan Administrator may require reasonable evidence of the Participant’s death (e.g., a death certificate) from the Beneficiary before distribution. Should the Participant’s Beneficiary not be the Participant’s spouse, the Plan Administrator shall make reasonable efforts to notify the Participant’s surviving spouse, if any, of an anticipated distribution under this section. Within 60 days of such notification, the surviving spouse must either (i) file an action with a competent court for a determination of his or her rights in the Participant’s Account (in which case the Plan Administrator shall withhold distribution of the Account pending the resolution of the matter by settlement or court order) or (ii) enter into a binding agreement with the Participant’s Beneficiary (in which case the Account shall be distributed pursuant to the agreement). If the surviving spouse fails to satisfy the preceding sentence, the Account shall be distributed to the Participant’s Beneficiary upon expiration of the 60-day notification period, and the Plan shall have no further liability with respect to the Participant’s Account. The Plan Administrator shall have no duty to notify any former spouse of the Participant of the Participant’s death, though the procedures otherwise applicable to a surviving spouse will be applied to a surviving former spouse during the 60-day period beginning on the Participant’s death.

6.4 Termination and Retirement Distributions. Subject to Section 6.6, a Participant’s Account shall be distributed in a single sum during the 90-day period commencing on the Participant’s Separation from Service with the Company (including by reason of retirement or disability, but not by reason of death); provided, however, that if such Separation from Service occurs during November or December of a particular year, then such distribution shall not be made earlier than January 1 of the following year.

6.5 Cash Payments Only. All distributions under the Plan shall be made in cash by check.

6.6 Specified Employees. Notwithstanding any other provision herein, if a Participant is a Specified Employee as of the date of his or her Separation from Service, the Participant shall not be entitled to any payment of any benefits hereunder until the earlier of (i) the date which is six (6) months after his or her Separation from Service for any reason other than death, or (ii) the date of the Participant’s death. The provisions of this Section 6.6 shall only apply if, and to the extent, required to avoid the imputation of any tax, penalty or interest pursuant to Section 409A of the Code. Any amounts otherwise payable to a Participant upon or in the six (6) month period following the Participant’s Separation from Service that are not so paid by reason of this Section 6.6 shall be paid as soon as practicable after (and in all events within thirty (30) days after) the date that is six (6) months after the Participant’s Separation from Service (or, if earlier, as soon as practicable after, and in all events within thirty (30) days after, the date of the Participant’s death). Such amounts shall remain invested in accordance with the Participant’s investment elections (or deemed elections, as the case may be) for the period of such delay.

6.7 Liability for Payment. Notwithstanding anything else in the Plan to the contrary: (1) a Participant’s benefits with respect to the Plan shall be paid by the Participant’s employer to which such benefits relate, and (2) a Participant shall have no right or claim to Plan benefits from any other Participating Affiliate other than the employer referenced in the foregoing clause.

ARTICLE VII

ADMINISTRATION

7.1 Plan Administrator. The Board shall appoint a committee of one or more individuals to be the “plan administrator” within the meaning of ERISA §3(16)(A). The Plan Administrator shall have sole authority to control and manage the operation and administration of the Plan and have all powers authority and discretion necessary or appropriate to carry out the Plan provisions, and to interpret and apply the terms of the Plan to particular cases or circumstances. All decisions, determinations and interpretations of the Plan Administrator will be binding on all interested parties, subject to the claims and appeal procedures necessary to satisfy the minimum standard of ERISA §503, and will be given the maximum deference allowed by law. The Plan Administrator may delegate in writing its responsibilities. Plan Administrator members who are Participants will abstain from voting on any Plan matters that relate primarily to themselves or that would cause them to be in constructive receipt of amounts credited to their respective Deferral Account. The Board may identify in writing one or more individuals to serve as a temporary replacement of any abstaining Plan Administrator member.

7.2 Amendment and Termination. The Board may amend, modify or suspend the Plan in whole or in part, except that no amendment, modification or suspension shall have any retroactive effect to reduce any amounts allocated to a Participant’s Accounts or accelerate or defer the timing of any distributions under this Plan as provided in Section 6. The Board may terminate and liquidate the Plan and distribute all vested benefits hereunder in accordance with the requirements of Treasury Regulation 1.409A-3(j)(4)(ix)(A), (B) or (C) promulgated under Section 409A of the Code (or any similar successor provision), which regulation generally provides that a deferred compensation arrangement such as the Plan may be terminated within twelve (12) months following a dissolution or change in control of the Company or may be terminated if the Company also terminates all other similar deferred compensation arrangements and distributes all benefits under the Plan not less than twelve (12) months and not more than twenty-four (24) months following such termination. A Participating Affiliate may elect to terminate its status as such at any time and, in such event, such termination shall not affect the Participating Affiliate’s obligations under the Plan with respect to amounts previously credited and/or deferred under the Plan (including earnings thereon) for which the Participating Affiliate is liable.

7.3 Indemnification. The Company will and hereby does indemnify and hold harmless any of its employees, officers, directors or members of the Plan Administrator who have fiduciary or administrative responsibilities with respect to the Plan from and against any and all losses, claims, damages, expenses, and liabilities (including reasonable attorneys’ fees and amounts paid, with the approval of the Board, in settlement of any claim) arising out of or resulting from the implementation of a duty, act or decision with respect to the Plan, so long as such duty, act or decision does not involve gross negligence or willful misconduct on the part of any such individual.

7.4 Claims Procedure. A person who believes that he or she is being denied a benefit to which he or she is entitled under the Plan (hereinafter referred to as “Claimant”) may file a written request for such benefit with the Plan Administrator, setting forth his or her claim. The request must be addressed to the Plan Administrator at the Company’s then principal executive offices.

Upon receipt of a claim, the Plan Administrator shall advise the Claimant that a reply will be forthcoming within ninety (90) days and shall, in fact, deliver such reply within such period. The Plan Administrator may, however, extend the reply period for an additional ninety (90) days for special circumstances. If the claim is denied in whole or in part, the Plan Administrator shall inform the Claimant in writing, using language calculated to be understood by the Claimant, setting forth: (i) the specified reason or reasons for such denial, (ii) the specific reference to pertinent provisions of this Plan on which such denial is based, (iii) a description of any additional material or information necessary for the Claimant to perfect his or her claim and an explanation why such material or such information is necessary, (iv) appropriate information as to the steps to be taken if the Claimant wishes to submit the claim for review, and (v) the time limits for requesting a review set forth below.

Within sixty (60) days after the receipt by the Claimant of the written reply described above, the Claimant may request in writing that the Plan Administrator review its determination. Such request must be addressed to the Plan Administrator at the Company’s then principal executive offices. The Claimant or his or her duly authorized representative may, but need not, review the pertinent documents and submit issues and comments in writing for consideration by the Plan Administrator. If the Claimant does not request a review within such sixty (60) day period, he or she shall be barred and estopped from challenging the Plan Administrator’s determination.

Within sixty (60) days after the Plan Administrator’s receipt of a request for review, after considering all materials presented by the Claimant, the Plan Administrator will inform the Claimant in writing, in a manner calculated to be understood by the Claimant, of its decision setting forth the specific reasons for the decision and containing specific references to the pertinent provisions of this Plan on which the decision is based. If special circumstances require that the sixty (60) day time period be extended, the Plan Administrator will so notify the Claimant and will render the decision as soon as possible, but no later than one hundred twenty (120) days after receipt of the request for review.

ARTICLE VIII

MISCELLANEOUS

8.1 Unsecured General Creditor. Participants and their Beneficiaries, heirs, successors, and assigns shall have no legal or equitable rights, claims, or interest in any specific property or assets of any Participating Affiliate. No assets of any Participating Affiliate shall be held under any trust or held in any way as collateral security for the fulfilling of the obligations of any Participating Affiliate. Any and all of each Participating Affiliate’s assets shall be, and remain, the general unpledged, unrestricted assets of the Participating Affiliate. Each Participating Affiliate’s obligations under this Plan shall be merely that of an unfunded and unsecured promise of the Participating Affiliate to pay money in the future to those persons to whom the Participating Affiliate has a benefit obligation under the Plan (as determined in accordance with the terms hereof including, without limitation, Section 6.7), and the respective rights of the Participants and Beneficiaries shall be no greater than those of unsecured general creditors.

8.2 Nonalienation.

(a) General Rules. No benefit or interest of any Participant (including his spouse and Beneficiary) under the Plan will be subject to assignment, alienation, anticipation, sale, transfer, pledge, or encumbrance, whether voluntary or involuntary. Before distribution of a Participant’s Account, no Account balance will be subject to the debts, contracts, liabilities, engagements or torts of the Participant. (See subsection (b) below for distributions pursuant to a domestic relations order, and Section 6.3 for distributions upon the Participant’s death.)

(b) Domestic Relations Orders. The Plan Administrator shall honor a court order affecting a Participant’s Account, provided the order is a domestic relations order (as defined in Section 414(p)(1)(B) of the Code.

8.3 Limitation of Rights. Nothing in this Plan will be construed to give a Participant the right to continue in the employ of the Company at any particular position or to interfere with the right of the Company to discharge, lay off or discipline a Participant at any time and for any reason, or to give the Company the right to require any

Participant to remain in its employ or to interfere with the Participant’s right to terminate his or her employment.

8.4 Governing Law. The Provisions of the Plan will be construed, enforced and administered in accordance with the laws of California, except to the extent preempted by ERISA.

8.5 Tax Withholding. The Company (or the Subsidiary by which the Participant is or was employed) may satisfy any state or federal employment tax withholding obligation with respect to any compensation deferred under the Plan by deducting such amounts from any compensation payable by the Company (or Subsidiary) to the Participant. There shall be deducted from each payment or distribution made under the Plan, or any other compensation payable to the Participant (or Beneficiary), all taxes which are required to be withheld by the Company (or a Subsidiary) in respect to such payment or distribution or the Plan. If the Company (or Subsidiary), for any reason, elects not to (or cannot) satisfy the withholding obligation from the amounts otherwise payable under the Plan, the Participant shall pay or provide for payment in cash of the amount of any taxes which the Company (or a Subsidiary) may be required to withhold with respect to the benefits hereunder or, if applicable, the Company may, in its sole discretion, provide for the withholding obligation to be satisfied in accordance with Treasury Regulation Section 1.409A-3(j)(4)(vi).

8.6 Section 409A. To the extent that the Plan is subject to Section 409A of the Code, the Plan shall be construed and interpreted to the maximum extent reasonably possible to avoid the imputation of any tax, penalty or interest pursuant to Section 409A of the Code. If any portion of a Participant’s Account balance under the Plan is required to be included in income by the Participant prior to receipt due to a failure of the Plan to comply with the requirements of Section 409A of the Code and related Treasury Regulations, the Plan Administrator may determine that such Participant shall receive a distribution from the Plan in an amount equal to the lesser of (i) the portion of his or her Account balance required to be included in income as a result of the failure of the Plan to comply with the requirements of Section 409A of the Code and related Treasury Regulations, or (ii) the Participant’s unpaid vested Account balance.

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IN WITNESS WHEREOF, the Company by its duly authorized officer has executed this plan, the MSC.Software Corporation Supplemental Retirement and Deferred Compensation Plan, as amended and restated herein, on this 11th day of December, 2008.

MSC.Software Corporation

By:	/s/ John A. Mongelluzzo
John A. Mongelluzzo
Title:	Executive Vice President, Business Administration, Legal Affairs and Secretary

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